Exhibit 10.15

SERVERS AND NETWORK LEASE

BETWEEN

True Technology Company Limited

AND

Man Loong Bullion Company Limited

DEDICATED SERVERS HOSTING & NETWORK LEASE AGREEMENT

This Agreement, entered into this 1 day of April, 2015 by and between 31 day of March, 2017

Service Fee: HKD $30,000.00 / MONTHLY

Customer:	Man Loong Bullion Company Limited
Address:	Floor 8, Tower 5, China Hong Kong City, 33 Canton Road, TST, Kowloon, Hong Kong

Telephone:	+852 21553999	Fax:	+852 251553993	e-mail:	online@manloong.com

1. AGREEMENT

1.1. In consideration of the mutual covenants contained herein, the parties agree as follows:

2. PURPOSE

2.1. The purpose of this Agreement is to define the terms under which True Technology Company Limited will provide Customer with Hosting Services, defined as:

a) Physical space within True Technology Company Limited’s service to house a True Technology Company Limited-owned and supplied computer system and such other equipment as may be required and identified within this Agreement, hereinafter Customer’s Server,

b) Limited physical access to Customer’s Server and

c) A connection of the Customer’s Server to the Internet using True Technology Company Limited’s public network connections.

d) Trading software license for user to execute trades in gold and silver markets through company trading platform

e) Trading software enhancement or customization based on software development requirements defined by the customer. The customer owns the intellectual property of the customized version of the trading software. True Technology will not share the customer’s customized software with any third party without the written approval from the customer.

f) Customer will pay the cost for software enhancement or customization on top of monthly service fee. The hourly rate for software enhancement or customization is $150 USD per hour. Additional fee will be billed to the customer at the end of each month.

A - Servers Hosting and Rental:

-	Rack Rental x 1
-	Server Rental Dell R710 with Intel Xeon E5645 / 24GB RAM / 18TB HDD x 4
-	Server Rental Dell R410 with Intel Xeon E5645 / 24GB RAM / 12TB HDD x 2
-	Firewall Rental Fortinet Fortigate 200B equipped with UTM Services x 2

B - Software / Trading platform Licenses:

-	Servers Operation System Licenses Included
-	Trading Software Licenses Bundle Included unlimited users to access the software in the same server concurrently

C - Network Lease Service:

-	Dedicated Internet Port with 30/30MB 16 Fixed IP Address
-	Dedicated Metro Lease Line with 10/10MB 2 Fixed IP Address

D - Support Services:

-	Regular maintenance support and helpdesk and software update
-	Software enhancement based on customer’s software enhancement requirements

2.2. This Agreement may include additional exhibits for services such as monitoring, managed services, backup service, managed firewall services and Operating System maintenance. Such exhibits, once executed, shall become a part of this Agreement and incorporated herein.

3. EFFECTIVENESS, TERM AND RENEWAL

3.1. This Agreement shall become effective when signed by a duly authorized officer of True Technology Company Limited. This Customer Agreement shall remain in effect until the services provided herein are terminated, changed or canceled as allowed by the terms and conditions as contained herein.

4. CUSTOMER’S SERVER AND USE RESPONSIBILITIES

4.1. Customer’s Server may provide services to Customer and/or its’ customers, or the general public, for any legal purpose whatsoever, provided that:

4.2. Customer’s Server may deliver, only those network services specifically disclosed and agreed to herein. Customer’s server shall not be used as a mail relay and Customer shall ensure that such service is shutdown and,

4.3. Customer’s Server shall not exceed the agreed-to Bandwidth limits, or provide services to others which results in use in excess of the agreed to Bandwidth, regardless of whether such use is in the ordinary course of business or results from any unauthorized hacking or use of Customer’s Server. Should Customer exceed its allotted Bandwidth, for any reason, Customer shall pay for such additional Bandwidth, at the rate and terms defined in the current True Technology Company Limited price list, and

4.4. Customer shall not utilize its Server for the delivery of unsolicited email (spamming) or the spreading of viruses and,

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4.5. Customer is expressly prohibited from, and shall not use the Server or True Technology Company Limited’s network to, violate the security of any computer (or) network, crack passwords or security encryption codes, or transfer or serve any illegal material(s).

4.6. All services provided by True Technology Company Limited under this Agreement extend to the Customer only, and do not extend to any other person, corporation or entity, regardless of their relationship with Customer and under no circumstances will True Technology Company Limited be obliged to support third parties.

4.7. Customer may resell space on the Customer’s Server as well as its bandwidth to third parties, provided that Customer does NOT:

a) allow third party to access administration or root accounts,

b) use such service to provide dial-in or general Internet TCP/IP Access,

c) provide or divulge login names or passwords, provided to Customer by True Technology Company Limited, to third parties and

d) allow any such use which is in violation of this Agreement.

4.8. Customer and all other third parties accessing or using Customer’s Server shall abide by all of the rules, regulations and policies of True Technology Company Limited, as well as other networks and computer systems accessed via the Customer’s server, whether operated by True Technology Company Limited, its suppliers or others. If the Customer is unsure of those policies, it is the Customer’s responsibility to ascertain said policies. Customer agrees to indemnify and hold True Technology Company Limited harmless from any claims resulting from the Customer’s use of the service that damages either the Customer or another party or parties.

5. CUSTOMER RESPONSIBILITIES FOR EQUIPMENT, APPLICATIONS AND DATA

5.1. The Customer is totally responsible for the ongoing stability and the operation of the Customer’s application and server. True Technology Company Limited staff will maintain the server stability on the best effort.

5.2. Unless contracted by separate Agreement, in writing, under no circumstances shall True Technology Company Limited assume responsibility for the loss of information on the Customer’s Server. The Customer is responsible for secure backup of all data on Customer’s Server, and is responsible for rebuilding their environment in the event of loss of this information caused by failure of the server, or by any act, by any party, whether accidental or intentional. The customer has the option of hiring True Technology Company Limited for restoration of services at an additional fee. The customer is responsible for providing True Technology Company Limited with a reliable 24-hour contact to notify in the event of failure or downtime for maintenance.

5.3. Customer shall provide True Technology Company Limited with a list, and replacement value, detailing any and all additional equipment and software that is installed, or to be installed, on Customer’s Server by True Technology Company Limited.

5.4. Customer shall fully insure additional software and hardware installed on Customer’s server against all risk of loss, including without limitation, theft, fire, water and earthquake damage. Customer is advised to purchase business interruption insurance to protect against lost revenue from Customer’s server in case of prolonged disruption of services or catastrophe.

5.5. True Technology will not license the customized software that we license to any third parties.

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6. PAYMENT AND CHARGES

6.1. The Customer is responsible for any and all fixed and accumulative charges for their account as, defined in the current True Technology Company Limited price list.

6.2. The account setup fee and first month (30 days) service are charged immediately upon the execution of this Agreement. Once the Customer’s Server is installed and operational, the thirty (30) day period begins. Thereafter, hosting fees are billed on a monthly basis. The first such invoice may include appropriate charges or credits to prorate the service period to the end of the month. Incidental support or additional fees will be charged as the service is performed.

6.3. Invoices for Hosting Services are invoiced and payable in advance for the term of the Hosting Services. Hosting Services are subject to suspension for any account thirty (30) or more days past due and become subject to a re-activation fee. True Technology Company Limited may impose a late charge on invoiced amounts over 30 days outstanding equal to 1.5% per month of the unpaid until the entire balance is paid in full.

6.4. True Technology Company Limited agrees to notify Customer at least ninety (30) days in advance of any price increase which affects any services provided to Customer under this Agreement.

7. LIMITATION OF LIABILITY

7.1. True Technology Company Limited exercises no control whatsoever over the content of the information passing through its network. True Technology Company Limited makes no warranties of any kind, whether expressed or implied, for the service(s) it is providing. True Technology Company Limited also disclaims any warranty of merchantability or fitness for a particular purpose. True Technology Company Limited will not be responsible for any damage you suffer. This includes the loss of data resulting from delays, non-deliveries, miss-deliveries, or service interruptions caused by its own negligence, omission or your errors or omissions. Use of any information obtained via True Technology Company Limited's network is at your own risk. True Technology Company Limited specifically denies any responsibility for the accuracy or quality of information obtained through its services.

7.2. True Technology Company Limited's liability hereunder for any losses or damages suffered by Customer or its customers with respect to the products and services or any other item under this Customer Agreement, whether direct or indirect, from any cause whatsoever, shall be limited to the amount paid by Customer to True Technology Company Limited for products and services ordered hereunder for a single billing period only. True Technology Company Limited shall not be liable for any lost profits or for any claim or demand against the Customer by any other party based on any expressed, implied or claimed warranties by True Technology Company Limited not specifically set forth in this Agreement.

7.3. IN NO EVENT SHALL TRUE TECHNOLOGY COMPANY LIMITED BE LIABLE FOR CONSEQUENTIAL DAMAGES EVEN IF TRUE TECHNOLOGY COMPANY LIMITED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.4. No action, regardless of form, arising out of this or any other True Technology Company Limited Agreement or the transactions contemplated herein or therein, may be brought by Customer more than one (1) year after the cause of action has occurred.

7.5. Customer shall indemnify, defend and hold harmless True Technology Company Limited, its directors, employees and agents from any action brought against them by any third-party in connection with this Agreement, or any other Agreement between Customer and a third-party from any claims resulting from the use of the service by you or any of your customers or others throughout your chain of distribution, including end-users. Customer shall pay all damages and reasonable attorney fees arising as a result of Customer's use or misuse of any rights granted herein.

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8. COMPLIANCE WITH LAWS

8.1. Customer shall at all times comply with all applicable laws and regulations of the Hong Kong SAR and all other governmental entities governing, restricting or otherwise pertaining to the use, distribution, exporting or import of data, products, services and/or technical data.

8.2. True Technology Company Limited's network may only be used for lawful purposes. Transmission of any material in violation of any Hong Kong SAR, or other governmental regulation is prohibited. This includes, but is not limited to, copyrighted material, material legally judged to be threatening or obscene, or material protected by trade secret.

9. TERMINATION

9.1. True Technology Company Limited shall have the right to immediately suspend or terminate this Agreement during any investigation of Acceptable Use Policy or Agreement violations, misrepresentation of the services offered by Customer’s Server, inappropriate use, use of excessive system or network resources which adversely affects the performance, security or reliability of the True Technology Company Limited network, or nonpayment of service fees. In the event that True Technology Company Limited suspends or cancels service, True Technology Company Limited will make a reasonable effort to notify the emergency contact supplied by the Customer, prior to the actual event.

9.2. True Technology Company Limited shall have the right to suspend or terminate this Agreement for any reason, by providing the Customer with written notice.

9.3. The Customer must cancel with written notice sent to the address of True Technology Company Limited in this Agreement. Customer agrees that True Technology Company Limited has the right to delete all data, files or other information that is stored on the Customer’s servers, on behalf of Customer, if either the Customer or True Technology Company Limited cancels this account, for any reason.

10. MISCELLANEOUS PROVISIONS

10.1. This Customer Agreement is being executed by Customer at the address provided for herein, and by True Technology Company Limited in Hong Kong SAR.

10.2. If any sentence, paragraph, clause or combination of the same in this Customer Agreement is held by a court or other governmental body of competent jurisdiction to be unenforceable, invalid or illegal in any jurisdiction, such sentence, paragraph, clause or combination shall be deemed deleted from this Customer Agreement and the remainder of this Customer Agreement shall remain binding on the parties as if such unenforceable, invalid or illegal sentence, paragraph, clause or combination had not been contained herein.

10.3. In the event litigation is required to force compliance with, or address any breach of this Agreement, the parties agree that the prevailing party shall be entitled to attorneys' fees and costs actually incurred.

10.4. Relationship. Nothing in this Customer Agreement or to be done pursuant to its terms and conditions is intended to, or shall, create a partnership or joint venture, for tax purposes or otherwise, between True Technology Company Limited and Customer. Customer is and shall remain fully and solely responsible for all of its employees and assumes full responsibility for all costs and liabilities incurred in connection with the termination of such employees for any reason whatsoever.

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11. MODIFICATION

11.1. This Agreement shall constitute the entire Agreement between Customer and True Technology Company Limited pertaining to Customer’s server. This Agreement shall not be modified or altered except by a written instrument duly executed by Customer and by an authorized officer of True Technology Company Limited.

Francisco M Xavier.	TSANG CHI MING
Print/Type Name	Print/Type Name

General Manager	I.T. Consultant
Title/Date	Title/Date

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